James D. Cullen, P. A.
                         Legal Professional Association


                                                                Business Law

 James D. Cullen, Jr.     2150 Goodlette Road, Suite 200
 Admitted in Florida           Naples, Florida 33940            Corporations
   and Missouri
                              Telephone: 94l-434-8405           Securities
                              Facsimile: 941-643-6670
                           Email: JCullen@coconet.com


                                 6 January 1996
Dennis B. Schroeder
LottoWorld, Inc.
2150 Goodlette Road
Suite 200
Naples, Florida 34102



         Re:    LottoWorld, Inc. ("LWI") Form S-8 Registration Statement

Dear Mr. Schroeder:

         As counsel for LWI I have reviewed the Registration Statement on Form S-8 (the "Registration Statement") dated as of the date of this opinion to be filed with the Securities and Exchange Commission with respect to 252,500 shares of $.001 par value LWI common stock under the LottoWorld, Inc. 1997 Employee and Vendor Stock Program (the "Program"). As General Counsel, I have examined such documents, corporate records and instruments as [ have deemed necessary or appropriate for the purpose of this opinion.

         Based on the foregoing, I am of the opinion that any shares of LWI common stock issued pursuant to the terms and conditions of the Program will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.



                                       Very truly yours,

                                       /s/ James D. Cullen
                                       --------------------------
                                       James D. Cullen, Esq.